 Exhibit 10.5
STOCK APPRECIATON RIGHT AWARD AGREEMENT
This Stock Appreciation Right Award Agreement (“Agreement”) is entered into effective as of                                                   (the “Grant Date”), by and between Renewable Energy Group, Inc., a Delaware corporation (the “Company”), and                                   (“Employee”), pursuant to the Renewable Energy Group, Inc. Amended and Restated 2009 Stock Incentive Plan (the “Plan”). Employee and the Company agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.
1. Award. In consideration of Employee’s continued services as an Employee, and Employee’s agreement to enter into an Employee Non-Competition and Confidentiality Agreement, in a form approved by the Company, the Company hereby grants to Employee stock appreciation rights (“SARs”) with respect to                      shares of common stock of the Company, $.0001 par value (“Common Stock”). Each SAR entitles the holder thereof to receive, in shares of Common Stock (or, only if determined in the sole discretion of the Board of the Directors of the Company (the “Board”), cash or a combination of cash and Common Stock), an amount per share of Common Stock equal to the excess, if any, of the Fair Market Value per share (as defined in the Plan) on the date the SAR is exercised over                                       (the “Exercise Price”).
2. Vesting and Exercise of SARs.
(a) General.
Unless earlier vested under subsection (b) below, or forfeited pursuant to this Agreement, the SARs shall become vested and exercisable with respect to 25% of the shares of Common Stock subject hereto on each of the first four anniversaries following the Grant Date, subject to Employee’s continued service as an Employee with the Company through the respective vesting date. The SARs shall cease to be exercisable (and if not previously exercised, shall terminate without the payment of any consideration therefore) on the earliest of (i) the tenth anniversary of the Grant Date, (ii) one year following the termination of Employee’s employment by reason of death or Disability, (iii) 90 days following any other termination of Employee’s employment other than for Cause, and (iv) immediately prior to the termination of Employee’s employment for Cause.
(b) Accelerated Vesting of SARs.

(i)	Death, Disability or Approved Retirement. The SARs are not subject to accelerated vesting upon termination of employment or service by reason of death, Disability or Approved Retirement.

(ii)	Change of Control. The SARs are subject to accelerated vesting in connection with a Change of Control to the extent provided in Section 10 of the Plan.

(c) Exercise of SARs. In order to exercise the SARs, Employee or any other person or persons entitled to exercise the SARs must give written notice to the Committee, or such other person as the Company may designate, specifying the number of shares of Common Stock with respect to which the SAR is being exercised, and comply with the requirements of Section 6 below with regard to the satisfaction of any applicable tax withholding requirements, while this SAR is vested and still exercisable.
3. Forfeitures of SARs. Upon termination of service as an Employee prior to the vesting of the SARs and for any reason other than as described in Section 2(b)(ii), Employee shall immediately forfeit the unvested SARs without the payment of any consideration or further consideration by the Company. Upon forfeiture, neither Employee nor any successors, heirs, assigns, or legal representatives of Employee shall thereafter have any further rights or interest in the unvested SARs.
4. Restrictions on Transfer of SARs. Except as contemplated by Section 9, no right or benefit under this Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits. If Employee or his Beneficiary hereunder shall attempt to transfer, anticipate, alienate, assign, sell, pledge, encumber or charge any right or benefit hereunder, other than as contemplated by Section 9, or if any creditor shall attempt to subject the same to a writ of garnishment, attachment, execution, sequestration, or any other form of process or involuntary lien or seizure, then such attempt shall have no effect and shall be void.
5. Rights as a Stockholder. Employee will have no rights as a stockholder with regard to any shares subject to the SARs unless and until the SARs have been exercised and shares of Common Stock relating thereto have been issued and recorded on the records of the Company or its transfer agent or registrars.
6. Taxes. Employee shall deliver to the Company at the time of exercise such amount of money as the Company may require, or make other adequate arrangements satisfactory to the Company, at its discretion, to meet the Company’s obligations under applicable tax withholding laws or regulations. Employee also authorizes the Company to satisfy all tax withholding obligations of the Company from his or her wages or other cash compensation payable to Employee by the Company. Subject to the following sentence, the Company, in its sole discretion, may also provide for the withholding of applicable taxes from the proceeds of the sale of shares acquired upon exercise of the SARs, either through a voluntary sale or through a mandatory sale arranged by the Company (on Employee’s behalf pursuant to this authorization). Notwithstanding the foregoing, if requested by Employee, and if the Board consents, the Company shall withhold shares of Common Stock that would otherwise be issued upon exercise of the SARs to cover applicable withholding taxes, equal to the greatest number of whole shares having a Fair Market Value on the date immediately preceding the date on which the applicable tax liability is determined not in excess of the minimum amount required to satisfy the statutory withholding tax obligations with respect to the award. The Company may refuse to issue or deliver the shares of Common Stock unless all withholding taxes that may be due as a result of this award have been paid.
7. Changes in Capital Structure. If the outstanding shares of Common Stock or other securities of the Company, or both, shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, or recapitalization, the number and kind of SARs and the exercise price per share shall be appropriately and equitably adjusted so as to maintain the proportionate number of shares and price.
8. Compliance With Securities Laws. The Company will not be required to deliver any shares of Common Stock pursuant to this Agreement if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations. Prior to the issuance of any shares pursuant to this Agreement, the Company may require that Employee (or Employee’s legal representative upon Employee’s death or disability) enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement.
9. Assignment. The SARs are not transferable (either voluntarily or involuntarily), other than pursuant to a domestic relations order or, if permitted by the Committee, otherwise to Family Members, subject to such terms and conditions as the Committee may impose. Employee may designate a beneficiary or beneficiaries (the “Beneficiary”) to whom the SARs will pass upon Employee’s death and may change such designation from time to time by filing a written designation of Beneficiary on such form as may be prescribed by the Company; provided that no such designation shall be effective until filed with the Company. Employee may change his Beneficiary without the consent of any prior Beneficiary by filing a new designation with the Company; provided that no such designation shall be effective prior to receipt by the Company. Following Employee’s death, the SARs will pass to the designated Beneficiary and such person will be deemed Employee for purposes of any applicable provisions of this Agreement. If no such designation is made or if the designated Beneficiary does not survive Employee’s death, the SARs shall pass by will or, if none, then by the laws of descent and distribution.
10. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Employee, the Company and their respective permitted successors or assigns (including personal representatives, heirs and legatees), except that Employee may not assign any rights or obligations under this Agreement except to the extent, and in the manner, expressly permitted herein.
11. Limitation of Rights. Nothing in this Agreement or the Plan may be construed to:
(a) give Employee any right to be awarded any further SARs (or other form of stock incentive awards) other than in the sole discretion of the Committee;
(b) give Employee or any other person any interest in any fund or in any specified asset or assets of the Company or affiliate thereof (other than the SARs and applicable Common Stock following the vesting and exercise of such SARs); or

(c) confer upon Employee the right to continue in the service of the Company or affiliate thereof as Employee.
12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa, without reference to principles of conflict of laws.
13. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
14. No Waiver. The failure of Employee or the Company to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Employee or the Company may have under this Agreement shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
15. Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth in the Plan. Certain other terms used herein have definitions given to them in the first place in which they are used.
16. Section 409A.
To the fullest extent applicable, this Agreement and the benefits payable hereunder are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Code. To the extent that any such benefit is or becomes subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation, this Agreement is intended to comply with the applicable requirements of Section 409A with respect to such benefits. This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent, and any ambiguity as to its compliance with Section 409A will be read in such a manner so that all payments hereunder comply with Section 409A of the Code.
17. Entire Agreement.
(a) Employee hereby acknowledges that he has received, reviewed and accepted the terms and conditions applicable to this Agreement. Employee hereby accepts such terms and conditions, subject to the provisions of the Plan and administrative interpretations thereof. Employee further agrees that the provisions of this Agreement, together with the Plan, constitute the entire and complete understanding and agreement between the parties with respect to the subject matter hereof, and supersede all prior and contemporaneous oral and written agreements, term sheets, representations and understandings of the parties, which are hereby terminated.
(b) Employee hereby acknowledges that he is to consult with and rely upon only Employee’s own tax legal and financial advisors regarding the consequences and risks of this Agreement and the award of SARs.

(c) This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
18. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same original.
IN WITNESS WHEREOF, Renewable Energy Group, Inc. has caused this Agreement to be duly executed by one of its officers thereunto duly authorized, which execution may be facsimile, engraved or printed, which shall be deemed an original, and Employee has executed this Agreement, effective as of the day and year first above written.

RENEWABLE ENERGY GROUP, INC.

Company Officer Signature

Company Officer Printed Name

Company Officer Title:

Employee Signature

Employee Printed Name